Exhibit 99.1

PRESS RELEASE

September 27, 2013

MAA Shareholders Approve Merger with Colonial Properties Trust

MEMPHIS, TN, September 27, 2013 /PRNEWSWIRE/ MAA (NYSE: MAA) announced that at its special meeting held today, shareholders overwhelmingly approved the proposed merger with Colonial Properties Trust, pursuant to the definitive merger agreement dated June 3, 2013. Approximately 87% of the outstanding shares of MAA common stock voted with respect to the proposed merger, with approximately 99% of the votes cast in favor of the proposed merger.

Subject to the satisfaction or waiver of the remaining conditions to closing, the merger is expected to close on Tuesday, October 1, 2013. Assuming completion of the merger, Colonial Properties Trust shares are expected to be delisted after the close of trading on October 1, 2013. As a result of the merger, each former Colonial Properties Trust common share will be converted into 0.36 of a newly issued MAA common share. Shares of MAA will continue to trade under the existing ticker symbol “MAA” on the New York Stock Exchange.

About MAA

MAA is a self-managed real estate investment trust (REIT) that acquires, owns and operates apartment communities across 13 states in the Sunbelt region of the United States. As of September 27, 2013, MAA owned or had ownership interest in 49,005 apartment units, including units currently under development, focused on delivering full-cycle and superior investment performance for shareholders. For further details, please visit the MAA website at www.maac.com.

CONTACT:	MAA Investor Relations
investor.relations@maac.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the expected timing of the closing of the merger. All statements that address events or developments that we expect or anticipate will occur in the future are forward-looking statements. These statements are not guarantees of future events and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) the risk that a condition to closing of the merger may not be satisfied, (ii) the length of time necessary to consummate the merger, and (iii) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by MAA from time to time, including those discussed under the heading “Risk Factors” in our most recently filed reports on Forms 10-K and 10-Q. MAA does not undertake any duty to update any forward-looking statements appearing in this document.

SOURCE: MAA